EXHIBIT 99.1
NEWS RELEASE

                  Contact: Mark B. Cox, Treasurer
                           Monte N. Swetnam, V.P. Corp. Affairs
                           (602) 585-8888
FOR IMMEDIATE RELEASE

SEPTEMBER 2, 1998



       GIANT INDUSTRIES, INC., AND HOLLY CORPORATION
                       CANCEL MERGER

Scottsdale, Arizona, September 1, 1998   Giant Industries,
Inc., (NYSE:GI) and Holly Corporation (ASE: HOC) announced today that the two companies have mutually agreed to terminate their proposed merger. The Federal Trade Commission expressed concerns relative to the possible impact of a merger on portions of the market. The companies disagreed with these concerns, but diligently negotiated with the FTC. They were, however, unable to reach a solution satisfactory to the companies. In addition, various other considerations weighed in this decision by the companies, including the uncertainty caused by a lawsuit filed by Longhorn Partners Pipeline against Holly.

Giant's Chairman and CEO Jim Acridge commented, "We are disappointed that we were unable to complete this merger. Together with Holly, we have worked diligently over the past four months to successfully resolve the issues with the FTC, but could not find a solution that we felt was in the best interest of our stockholders." Acridge continued, "We are looking forward to concentrating on our core businesses and taking advantage of a number of recent changes in our market area. Giant, as a net buyer of gasoline and diesel fuel, is in a unique position to take advantage of these changes."

Giant Industries, Inc., a refiner and marketer of petroleum products, has reported revenues of $657 million and net earnings of $15.3 million for fiscal year 1997. Giant owns and operates two New Mexico crude oil refineries, a 260 mile crude oil gathering pipeline system based in Farmington which services the refineries, a finished products terminal in Albuquerque, a fleet of 150 crude oil and finished product truck transports, a Travel Center on I-40 east of Gallup, and a chain of 165 retail service stations / convenience stores in New Mexico, Colorado, Utah, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., Arizona's largest independent petroleum products distributor.

"THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995.   This press release contains
forward-looking statements that involve risks and uncertainties, including but not limited to the cancellation of the merger and future expansion opportunities, and other risks detailed from time to time in the Company s Securities and Exchange Commission filings.